Exhibit 10.23

EXECUTION COPY

TRANSITION SERVICES AGREEMENT, executed as of August 26, 2015 and effective as of May 15, 2015, by and among Equinox Holdings, Inc., a Delaware corporation, and SoulCycle Inc., a Delaware corporation.

Preliminary statement

Certain capitalized terms used herein have the meanings given such terms in section 1 hereof.

SoulCycle desires to acquire certain services from Equinox and Equinox is willing to provide such services, all on the terms and subject to the conditions set forth herein.

Accordingly, in consideration of the mutual agreements, provisions and covenants contained in this agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows.

Agreement

1. Definitions. For purposes hereof, the following terms, when used herein, have the respective meanings set forth herein:

1.1 “Affiliate” of any Person means any other Person controlling, controlled by or under common control with such Person.

1.2 “Auditor” has the meaning set forth in section 4.2(c) hereof.

1.3 “Business Day” means any day, other than a Saturday, Sunday, or other date on which banks located in New York, New York are closed for business as a result of a federal, state or local holiday.

1.4 “Contract” means any written, oral or other agreement, contract, subcontract, understanding, instrument, note, option, guaranty, indemnity, warranty, deed, assignment, purchase order, work order, insurance policy, benefit plan, commitment, covenant or undertaking of any nature.

1.5 “Disputed Amount” has the meaning set forth in section 4.3(b) hereof.

1.6 “Effective Date” means the effective date of this agreement, which is May 15, 2015.

1.7 “Equinox” means Equinox Holdings, Inc., a Delaware corporation.

1.8 “Equinox Providers” has the meaning set forth in section 3.4(c)(i) hereof.

1.9 “Equinox Indemnitees” has the meaning set forth in section 5.1(b) hereof.

1.10 “Force Majeure Event” has the meaning set forth in section 5.14(a) hereof.

1.11 “Indemnifiable Damages” has the meaning set forth in section 5.1(a) hereof.

1.12 “IPO” means SoulCycle’s first underwritten public offering of its common stock.

1.13 “IRS” means the Internal Revenue Service.

1.14 “Legal Requirement” means any federal, state, local, municipal or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, rule, regulation, ruling or requirement issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

1.15 “Legal Services” refers to the Services described in section 3.2(f) hereof.

1.16 “Monthly Invoice” has the meaning set forth in section 4.1 hereof.

1.17 “Notice of Disagreement” has the meaning set forth in section 4.2(a) hereof.

1.18 “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, other entity or Governmental Authority.

1.19 “Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before any governmental body or any arbitrator or arbitration panel.

1.20 “Receiving Party” has the meaning set forth in section 5.1(a) hereof.

1.21 “REH II” means Related Equinox Holdings II, L.L.C., a Delaware limited liability company.

1.22 “Replacement Personnel” has the meaning set forth in section 3.4(a) hereof.

1.23 “Resolution Period” has the meaning set forth in section 4.2(b) hereof.

1.24 “Review Period” has the meaning set forth in section 4.2(a) hereof.

1.25 “Services” has the meaning set forth in section 3.1 hereof.

1.26 “Services Transition Period” means, with respect to any Service, the period commencing on the Effective Date and ending on the Termination Date for such Service

1.27 “SIH” means SoulCycle Intermediate Holdings LLC, a Delaware limited liability company.

1.28 “SoulCycle” means SoulCycle Inc., a Delaware corporation.

1.29 “SoulCycle Indemnitees” has the meaning set forth in section 5.1(a) hereof.

1.30 “Spin Date” means the date on which REH II distributes the outstanding units of SIH to the holders of REH II’s outstanding equity interests.

1.31 “Termination Date” for any Service means the date on which Equinox’s obligation to provide such Service hereunder terminates pursuant to section 2.2 or section 2.3 hereof.

1.32 “Undisputed Amount” has the meaning set forth in section 4.3(a) hereof.

2. Term; Termination of Services.

2.1 The term of this agreement will begin on the Effective Date and will end on the earlier of (a) the second anniversary of the Spin Date or (b) such earlier date, if applicable, as of which Equinox’s obligation to provide any Services hereunder has terminated pursuant to section 2.3 hereof.

2.2 Equinox’s obligation to provide each category of Services shall terminate:

(a) on the first anniversary of the Spin Date with respect to all Services other than those Services described in section 3.2(b) (financial planning and accounting services), section 3.2(c) (financial systems services) and section 3.2(j) (real estate and development services); and

(b) on the second anniversary of the Spin Date with respect to those Services described in section 3.2(b) (financial planning and accounting services), section 3.2(c) (financial systems services) and section 3.2(j) (real estate and development services);

(c) in each case subject to early termination as provided in section 2.3 hereof.

2.3 SoulCycle may elect to cease obtaining any Service or Services from Equinox prior to the applicable Termination Date for such Service or Services by providing at least 10 Business Days prior written notice to Equinox. If SoulCycle sends such notice, Equinox’s obligation to provide such Service or Services will terminate on, and SoulCycle will not be obligated to compensate Equinox for any such terminated Service or Services rendered after, the last day of the month on or after the end of such 10-day period.

2.4 SoulCycle shall continue to be obligated to pay all fees and expenses for Services as to which a notice has been given pursuant to section 2.3 hereof to the extent such Services were rendered prior to the last day of the month on or after the end of the 10 Business Day period referred to in section 2.3 hereof until all such fees and expenses have been paid in full, and the obligations of the parties under section 5.1 hereof (Indemnification) shall continue in full force and effect as to acts and omissions with respect to the performance of any Service occurring prior to the termination date of such Service, notwithstanding any termination of this agreement.

3. Services

3.1 Services to be Provided by Equinox. Equinox shall use commercially reasonable efforts to provide to SoulCycle, each of the services described in section 3.2 hereof (the “Services”) during the Services Transition Period with respect to each Service, in a professional, workmanlike and timely manner. In providing Services hereunder, Equinox shall not be required to (x) subject to section 3.4, hire additional personnel, (y) pay overtime or any increased amounts to any Employee of Equinox in the scope of his or her employment or (z) incur any out-of-pocket expenses with respect to third-party service providers.

3.2 Description of Services. The Services to be provided hereunder include the following:

(a) Tax services, which shall include:

(i) preparation of SoulCycle’s IRS Form 1120 federal and multi-state corporate tax returns;

(ii) calculation and presentation of accounting tax provision and related deferred tax assets and deferred tax liabilities for SoulCycle’s quarterly and annual financials;

(iii) calculation of SoulCycle’s quarterly and annual federal and multi-state income tax payments; and

(iv) preparation and management of non-income tax filings (e.g. commercial real estate tax, business licenses), payments and audits relating to sales and use taxes imposed on SoulCycle.

(b) Financial planning and accounting services, which shall include:

(i) consolidation and reporting of corporate and studio account level budgets during budget season and;

(ii) consolidation and reporting of corporate and studio account level actual results compared to budget and prior year results monthly.

(c) Financial systems services, which shall include updating of reporting format to include new studio openings, studio closings, and different segmented reporting as needed.

(d) Construction finance services, which shall include:

(i) review of construction invoices and approval of such invoices for payment;

(ii) review real estate pro forma documents and calculations to ensure accuracy before presenting for executive approval; and

(iii) oversight of construction finance monthly closeout process.

(e) Payroll services, which shall include:

(i) assistance with respect to utilization of the Ultripro payroll software that is not related to SoulCycle’s standard payroll cycle processing; and

(ii) assistance with respect to calculation, payment and reporting of payroll taxes.

(f) Legal Services, which shall include:

(i) advice and assistance of internal legal counsel with respect to litigation to which SoulCycle is a party;

(ii) advice and assistance of internal legal counsel relating to SoulCycle’s trademarks and contractual arrangements;

(iii) advice and assistance of internal legal counsel relating to preparation and filing with the Securities and Exchange Commission of documentation relating to SoulCycle’s IPO and relating to such other matters as to which SoulCycle’s management requests legal assistance and as to which Equinox’s general counsel is willing to provide advice and assistance.

(g) Risk management services, which shall include:

(i) risk management expertise relating to SoulCycle’s annual insurance renewal process; and

(ii) risk management expertise relating to review of SoulCycle’s quarterly workers compensation claims.

(h) Accounting management services, which shall include:

(i) accounting and financial reporting services relating to required filings with the Securities and Exchange Commission; and

(ii) accounting services relating to quarterly preparation and reporting of SoulCycle’s financial results.

(i) Human resources services, which shall include providing assistance and guidance relating to compliance with employee benefit regulations.

(j) Real estate and development services, which shall include:

(i) subject to direction from and coordination with SoulCycle management, identification and selection of potential sites for locating SoulCycle studios;

(ii) subject to direction from and coordination with SoulCycle management, negotiation of lease arrangements with respect to such locations;

(iii) assistance in connection with the acquisition process for new SoulCycle locations (from identification of new SoulCycle locations through lease signing for new SoulCycle locations);

(iv) assistance in connection with the development and planning of new SoulCycle locations; and

(v) real estate expertise and oversight with respect to SoulCycle’s business.

(k) Executive services, which shall include:

(i) advice and assistance of the chief executive officer of Equinox; and

(ii) advice and assistance of the chief financial officer of Equinox.

(l) Other services, which shall include any other services on which Equinox and SoulCycle mutually agree from time to time.

3.3 Performance Standard

(a) General. Equinox shall use the same degree of care in rendering Services under this agreement as it utilizes in rendering such Services for its own operations; provided that SoulCycle acknowledges that Equinox shall not be liable or responsible for (i) any acts or omissions of any vendor or other third-party service or (ii) any of its acts or omissions (or those of any employees or other Representatives) in providing any Services hereunder that do not constitute wilful misconduct, gross negligence or a material breach of this agreement.

(b) Cooperation. SoulCycle shall cooperate with Equinox to permit Equinox to perform its duties and obligations under this agreement in a timely manner, including, without limitation, providing to Equinox access to any SoulCycle personnel and to any reports or other information that is reasonably available to SoulCycle required by Equinox to discharge its duties hereunder.

(c) Limitations. Equinox shall not be required to provide any Service to the extent the provision of such Service would require Equinox to violate any applicable Legal Requirements or would result in the breach of any software license or other applicable Contract to which Equinox or SoulCycle is a party. Notwithstanding anything in this section 3.3 to the contrary, if an event occurs that materially and adversely affects Equinox’s ability to provide any of the Services or support pursuant to this agreement (including any Force Majeure Event), Equinox shall provide written notice to SoulCycle as promptly as practicable, and the parties hereto shall negotiate a resolution in good faith; provided that upon the occurrence of a Force Majeure Event, Equinox’s performance shall be excused in accordance with section 5.14.

3.4 Employees and Replacement Personnel Who Will Provide the Services.

(a) Equinox shall cause the Services to be provided primarily by certain employees of Equinox at cost and an hourly rate to be agreed upon between the parties hereto for so long during the term hereof as such employees continue to remain employed by Equinox. If any such employee ceases to be employed by Equinox and, as a result of such cessation of employment, an interruption or other impact on the performance of Services is reasonably expected, then Equinox shall use commercially reasonable efforts to locate replacement personnel to provide such Services, who are suitably qualified, as reasonably determined by Equinox, and who provide such Services at the same hourly rate as the employees who such replacement personnel replace (such personnel, the “Replacement Personnel”). Equinox shall not be deemed to be in breach of this agreement if it is unable to retain any personnel or find or retain any Replacement Personnel for personnel who have ceased to be employed by Equinox or any failure of Equinox to provide Services hereunder as a result of such personnel losses; provided, however, that Equinox shall notify SoulCycle in the event that any employee of Equinox providing Services hereunder ceases to be employed by Equinox for any reason. Equinox shall, as promptly as practicable, (i) notify SoulCycle as to the availability (or lack of availability) of Replacement Personnel to perform the Services and (ii) submit to SoulCycle quotes for approval of the cost to deliver the Services by Replacement Personnel. If Equinox indicates that Replacement Personnel are available to perform the Services and SoulCycle approves of the proposed pricing, then Equinox shall promptly engage such Replacement Personnel to provide the Services, and SoulCycle shall reimburse Equinox for an amount equal to 100% of the cost of such Services.

(b) Notwithstanding any provision in this section 3.4 to the contrary:

(i) Equinox and SoulCycle agree and acknowledge that Equinox shall have no liability hereunder with respect to any failure to engage Replacement Personnel to provide Services hereunder, so long as Equinox complies with the terms of this section 3.4; and

(ii) Equinox may retain the Replacement Personnel in the employment of Equinox on the terms provided to SoulCycle so long as the costs charged to SoulCycle are not increased.

(c) Third-Party Service Providers

(i) SoulCycle understands and agrees that Equinox may have, in some cases, retained third-party service providers (the “Equinox Providers”) to provide some of the Services prior to the Effective Date and will retain or continue to retain third-party service providers during the Services Transition Period. Equinox shall use commercially reasonable efforts to retain such existing third-party service providers during the Services Transition Period.

(ii) Equinox understands and agrees that SoulCycle may engage third-party service providers, instead of Equinox, to provide certain Services contemplated hereunder.

4. Payment for Services

4.1 Monthly Invoices. On or prior to the 15th day of each month following each month in which Equinox provided Services hereunder, Equinox shall prepare and deliver to SoulCycle an electronic copy of an invoice (each, a “Monthly Invoice”), which invoice: (x) identifies the aggregate cost of all Services provided during such month; and (y) includes the following itemized information for each employee who provided Services during such month:

(a) employee’s name;

(b) tasks or projects that such employee completed or matters on which such employee worked in connection with the provision of Services;

(c) length of time that such employee spent on such task, project or matter;

(d) hourly rate for such employee.

4.2 Procedure for Review of Monthly Invoices

(a) SoulCycle will have 15 days from the date of its receipt of each Monthly Invoice (the “Review Period”) to review such Monthly Invoice. During the Review Period, Equinox shall provide SoulCycle with reasonable access during normal business hours to the books and records of Equinox to the extent required in connection with such review. If SoulCycle objects to any calculation contained in a Monthly Invoice, then SoulCycle shall deliver a written notice of objection (a “Notice of Disagreement”) to Equinox on or prior to the expiration of the Review Period. The Notice of Disagreement shall specify any adjustments to calculations proposed in the Monthly Invoice and the basis therefor, including the items proposed to be adjusted and an explanation of how such proposed adjustment was calculated.

(b) If SoulCycle delivers the Notice of Disagreement to Equinox prior to the expiration of the Review Period in accordance with section 4.2, Equinox and SoulCycle shall, for a period of 30 days thereafter (the “Resolution Period”), attempt in good faith to resolve the matters contained therein, and any written resolution, signed by Equinox and SoulCycle as to any such matter will be final, binding, conclusive and non-appealable for all purposes hereunder. Except to the extent challenged in the Notice of Disagreement as provided in this section 4.2, or in the event the Notice of Disagreement is not delivered to Equinox in accordance with this section 4.2 prior to the expiration of the Review Period, Equinox and SoulCycle will be deemed to have agreed to the calculations contained in the applicable Monthly Invoice and such calculations shall be final, binding, conclusive and non-appealable for all purposes hereunder.

(c) If, at the conclusion of the Resolution Period, Equinox and SoulCycle have not reached an agreement with respect to all disputed matters contained in the Notice of Disagreement then, within 15 days thereafter, Equinox and SoulCycle shall submit for resolution those matters remaining in dispute to a mutually acceptable nationally recognized independent accounting firm (the “Auditor”). Equinox and SoulCycle shall direct the Auditor to render a resolution of all matters that are in dispute pursuant to this section 4.2 within 30 days after its engagement or such other period agreed upon by Equinox and SoulCycle. The resolution of the Auditor shall be set forth in a written statement delivered to each of the parties hereto and shall be final, binding, conclusive and non-appealable for all purposes hereunder.

(d) All fees and expenses relating to the work performed by the Auditor shall be borne (i) one-half by Equinox and (ii) one-half by SoulCycle. Except as provided in the immediately preceding sentence, all other costs and expenses incurred by the parties hereto in connection with resolving any dispute hereunder before the Auditor shall be borne by the party incurring such cost and expense.

4.3 Payment of Monthly Invoices

(a) SoulCycle shall pay to Equinox an amount equal to the aggregate cost of all Services identified on each Monthly Invoice that are not the subject of a dispute pursuant to section 4.2 hereof (collectively, the “Undisputed Amounts”) promptly, and no later than 30 days after the delivery of each Monthly Invoice.

(b) SoulCycle shall pay to Equinox an amount equal to the aggregate cost of all Services identified on each Monthly Invoice that are the subject of a dispute pursuant to section 4.2 hereof (collectively, the “Disputed Amounts”) promptly, and no later than 10 days after final resolution of such dispute.

(c) SoulCycle shall make the payments described in section 4.3(a) and 4.3(b) hereof in cash by wire transfer of immediately available funds in an account or accounts identified by Equinox in writing.

(d) Following expiration of the periods identified in section 4.3(a) and 4.3(b) hereof, as applicable, interest will accrue on the Undisputed Amounts or Disputed Amounts, as applicable, at a rate of six percent compounded monthly.

5. Miscellaneous

5.1 Indemnification

(a) Equinox hereby agrees to indemnify and hold SoulCycle, its Affiliates and the respective the directors, officers, employees and stockholders of SoulCycle and its Affiliates (collectively, the “SoulCycle Indemnitees”) harmless from and against any and all liabilities, losses, damages, expenses, fines and penalties of any kind, including costs of collections and reasonable attorneys’ fees and disbursements (collectively, “Indemnifiable Damages”) incurred by the SoulCycle Indemnitees arising out of (i) Equinox’s (or any of its Affiliate’s) gross negligence or wilful misconduct in connection with its provision of the Services and (ii) subject to the limitation in section 5.2 hereof, Equinox’s material breach of this agreement.

(b) SoulCycle hereby agrees to indemnify and hold Equinox, its Affiliates and the respective the directors, officers, employees and stockholders of Equinox and its Affiliates (collectively, the “Equinox Indemnitees”) harmless from and against any and all Indemnifiable Damages incurred by Equinox Indemnitees arising out of (i) SoulCycle’s gross negligence or wilful misconduct in connection with its use of the Services, or (ii) subject to the limitation in section 5.2 hereof, SoulCycle’s material breach of this agreement.

5.2 Limitation of Liability. Notwithstanding any term or condition of this agreement, neither Equinox nor SoulCycle shall have any liability arising under this agreement or in connection with the matters dealt with herein for special, consequential or punitive damages incurred by any other party hereto or any of their respective Affiliates or any third party (even if any such party has been advised of the possibility of such damages), whether based on contract, tort or any legal theory, arising out of or related to this agreement or the Transactions. Additionally, neither Equinox nor SoulCycle shall have any liability for damages to the other party hereunder that exceed the total fees paid or payable under this agreement, except in connection with any acts or omissions by them that constitute gross negligence or wilful misconduct.

5.3 Governing Law. This agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware (without giving effect to any conflicts of laws principles thereof or of any other state).

5.4 Assignment. This agreement shall be binding upon and inure to the benefit of each party hereto, its legal successors and permitted assigns, including, without limitation, successors by merger or consolidation, provided, however, that neither Equinox nor SoulCycle shall have the right to assign this agreement without the consent of the other party; provided, however, that Equinox may assign this agreement to any of its Affiliates without SoulCycle’s consent. No assignment shall relieve the assigning party of any of its obligations hereunder.

5.5 Amendment. This agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of each of the parties hereto.

5.6 Entire Agreement. This agreement constitutes the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

5.7 Severability. If any one or more of the provisions contained in this agreement or any application thereof is invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof will not in any way be affected or impaired thereby.

5.8 Headings. The underlined and bolded headings contained in this agreement are for convenience of reference only, will not be deemed to be a part of this agreement and will not be referred to in connection with the construction or interpretation of this agreement.

5.9 Counterparts. This agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement, and, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (pdf), shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such Contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such Contract shall raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of facsimile machine as a defense to the formation of a Contract and each such Party forever waives any such defense.

5.10 Further Actions. Each party hereto agrees to execute such agreements and other documents and to take such further actions as the other party may reasonably request in order to carry out the provisions of this agreement in accordance herewith.

5.11 Compliance with Laws. Equinox and SoulCycle agree to comply in all material respects with, and shall use commercially reasonable efforts to cause their employees, agents and representatives to comply in all material respects with, all Legal Requirements, including all such provisions pertaining to safety, labor and equal employment opportunities.

5.12 Independent Contractor. The services provided hereunder shall be rendered by Equinox as an independent contractor. Nothing in this agreement shall be construed to create or constitute a partnership or joint venture between the parties, or any other relationship between the parties not expressly provided for herein.

5.13 Third-party Beneficiaries. Except for the indemnified parties contemplated herein, this agreement and all conditions and provisions hereof are for the sole and exclusive benefit of the parties hereto and their respective successors and assigns and are not for the benefit of any other Person. In particular, nothing expressed by or mentioned in this agreement is intended or shall be construed to give any employee of Equinox or his or her heirs, assigns and beneficiaries, any legal or equitable right, remedy or claim under or in respect to this agreement or any provision herein contained.

5.14 Force Majeure

(a) The parties under this agreement shall be excused from performing their respective obligations hereunder to the extent that a party is prevented or hindered from performing an obligation under this agreement due to any cause, condition or event beyond the reasonable control of such party (such cause, condition or event, a “Force Majeure Event”), including acts of God, flood, fire, war, governmental action, accident, labor trouble or shortage, or inability to obtain materials, utilities, equipment, energy or transportation, it being agreed that financial inability is not a cause beyond the reasonable control of a party hereto. If a party’s performance under this agreement is affected by a Force Majeure Event, such party shall give prompt written notice of such Force Majeure Event to the other party and shall at all times use commercially reasonable efforts to mitigate the impact of the Force Majeure Event on its performance under this agreement. The parties shall cooperate in good faith in order to resume the performance of its obligations as promptly as reasonably practicable after the removal of the cause.

(b) No party hereto shall be liable for the non-performance or delay in performance of its obligations under this agreement if such failure is due to a Force Majeure Event.

(c) In the event of a Force Majeure Event, the parties hereto shall agree on an equitable adjustment of the fees and expenses payable hereunder by SoulCycle.

[Signature page follows]

The undersigned have caused this agreement to be executed and delivered on its behalf as of the date first written above.

Equinox Holdings, Inc.

By:	/s/ Paul J. Tizik
Name:	Paul J. Tizik
Title:	Executive Vice President, CFO

SoulCycle Inc.

By:	/s/ Larry M. Segall
Name:	Larry M. Segall
Title:	Executive Vice President, CFO

[Signature page to Transition Services Agreement]